AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
2018 Omnibus Incentive Plan

Form of Performance Share Award Agreement: Free Cash Flow
You have been selected to receive a grant of Performance Shares under the American Axle & Manufacturing Holdings, Inc. 2018 Omnibus Incentive Plan as stated below:
Participant: [●]
Grant Date: March 1, 2021
Number of Performance Shares (Target Award Opportunity): [●]
Performance Period: January 1, 2021 – December 31, 2023
Final Acceptance Date: March 31, 2021

THIS AWARD AGREEMENT (the “Agreement”), is made effective as of the Grant Date (shown above) between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), and the Participant.
RECITALS:
A.     The Company has adopted the American Axle & Manufacturing Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”). The Plan is incorporated in and made a part of this Agreement. Capitalized terms not defined in this Agreement have the same meanings as in the Plan;
B.     The Compensation Committee of the Board of Directors (the “Committee”) determined that it is in the best interests of the Company and its shareholders to grant an Award to the Participant under the terms of this Agreement and the Plan; and
C.     The Participant shall have no rights related to this Award unless he or she accepts this Award before the close of business on the Final Acceptance Date (shown above). A Participant who receives this Agreement in paper format shall indicate acceptance by signing and delivering a copy of this Agreement to the Company. A Participant who receives this Agreement electronically through the Merrill website shall indicate acceptance as instructed at www.benefits.ml.com. The Final Acceptance Date may be modified, in the sole discretion of the Company, upon written request of the Participant. The parties agree as follows:
1.     Grant of the Award and Performance Period. The Company grants to the Participant, on the terms and conditions of this Agreement, a Performance Share award (the “Award”) with a target opportunity as specified above (the “Target Award Opportunity”), with each Performance Share corresponding to one Share (subject to adjustment pursuant to the Plan) for the Performance Period specified above.
2.     Performance Measure and Performance Goals. The performance measure for this Award shall be the Company’s Free Cash Flow (“FCF”). FCF is defined as net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment, subject to adjustment by the Committee. FCF performance shall be based on the 2021, 2022 and 2023 calendar years and the three-year cumulative FCF over the Performance Period.

3.    Payout Matrix. The Participant shall earn the percentage of the Target Award Opportunity that corresponds to the achieved performance goal for the Performance Period as set forth below:
(a)    20% of the Participant’s Target Award Opportunity shall be determined based on annual FCF performance for each of the 2021, 2022 and 2023 calendar years (for a total of 60% of the Participant’s Target Award Opportunity), as set forth in the chart below:

Annual Free Cash Flow
Calendar Year	Threshold	Target	Maximum
2021	$200 million	$250 million	$300 million
2022	$200 million	$250 million	$300 million
2023	$200 million	$300 million	$400 million
% Earned	50%	100%	200% (capped)

(b)    40% of the Participant’s Target Award Opportunity shall be determined based on the three-year cumulative FCF performance as set forth in the chart below:

		3-Year Cumulative Free Cash Flow
	Threshold	Target	Maximum
	$600 million	$800 million	$1,000 million or higher
% Earned	50%	100%	200% (capped)

Linear interpolation shall be used to determine the percent of the Target Award Opportunity earned above the Threshold or below the Maximum, in the event that the Company’s FCF for any annual period or the three-year cumulative period falls between the percentages listed in the charts above.
4.    Determination of the Award.
(a)    Subject to the Plan and this Agreement, the number of Performance Shares earned by the Participant for the Performance Period shall equal the “FCF Earned Amount” as modified by Section 4(b) below. FCF Earned Amount is defined as the sum of the following: (i) the product of 20% of the Participant’s Target Award Opportunity and the percent earned for the 2021 calendar year; plus (ii) the product of 20% of the Participant’s Target Award Opportunity and the percent earned for the 2022 calendar year; plus (iii) the product of 20% of the Participant’s Target Award Opportunity and the percent earned for the 2023 calendar year; plus (iv) the product of 40% of the Participant’s Target Award Opportunity and the percent earned for the three-year cumulative period, in each case as determined in Section 3 above. Performance below Threshold for an annual period or the three-year cumulative period shall result in no payout to the Participant for such period. Performance above Maximum for an annual period or the three-year cumulative period shall result in a payout for such period capped at the Maximum. This cap shall apply solely to the FCF Earned Amount. The Committee shall have the sole authority to calculate the Participant’s earned Award.

(b)    The FCF Earned Amount shall be modified, as set forth below, based on the three-year total shareholder return (“TSR”) of the Company and each company (“Competitor Company”) that is identified as a member of the Company’s TSR competitor peer group in the Company’s annual report to shareholders for the fiscal year of the Grant Date shown above, or as elsewhere disclosed by the Company pursuant to Regulation S-K of the Securities Exchange Act of 1934 (the “Competitor Peer Group”). The modification of the FCF Earned Amount shall be based on the percentile rank of the Company’s three-year TSR relative to the distribution of the Competitor Companies’ three-year TSRs (the “Percentile Rank”) without linear interpolation as set forth below:

3-Year Relative TSR Percentile Rank	Modification of FCF Earned Amount
Below 25th percentile	FCF Earned Amount multiplied by 85%
Between and including 25th percentile and 74th percentile	No modification to FCF Earned Amount
75th percentile and above	FCF Earned Amount multiplied by 115%
5.     Determination of TSR.
(a)    TSR for each Competitor Company and the Company shall be determined in accordance with the following formula. TSR shall be equal to the quotient of (i) divided by (ii), where:

(i)    is equal to the sum of (x) and (y) where (x) is the difference between the “Beginning Stock Price” and the “Ending Stock Price” and (y) is the sum of all dividends paid on one (1) Share during the Performance Period, provided that dividends shall be treated as reinvested at the end of each calendar quarter; and
(ii)    is equal to the “Beginning Stock Price.”
(b)    Definitions for purposes of determining TSR under paragraph 3(a) above include:

(i)    “Beginning Stock Price” shall mean the average closing price on the applicable stock exchange of one (1) Share for the thirty (30) trading days immediately prior to the first day of the Performance Period; and
(ii)    “Ending Stock Price” shall mean the average closing price on the applicable stock exchange of one (1) Share for the thirty (30) trading days immediately prior to the last day of the Performance Period.
6.     Determination of Percentile Rank. The Company’s Percentile Rank shall be determined in accordance with the following rules:

(a)    The Competitor Companies and the Company shall be ranked in descending order based on their respective TSRs.
(b)    For purposes of developing the ordering provided in paragraph (a) above, (i) any Competitor Company that filed for bankruptcy protection under the United States Bankruptcy Code during the Performance Period shall be assigned the lowest order, (ii) any Competitor Company that is acquired during the Performance Period shall be removed from the Competitor Peer Group and shall not be included in the ordering of Competitor Companies, and (iii) any Competitor Company that, during the Performance Period, has entered into and publicly disclosed the entrance into a definitive agreement for the acquisition of such Competitor Company shall not be included in the ordering of Competitor Companies even if the acquisition has not yet closed as of the time the ordering is compiled for performance assessment.
(c)    The Company’s Percentile Rank shall be calculated as follows:
         Percentile Rank = Company Rank
             Total Number of Competitor Companies including the Company

7.     Form and Timing of Award. Subject to the approval of the Committee, payment of the Participant’s earned Award, if any, shall be made in the following manner:
(a)     Timing: Each Performance Share earned by the Participant pursuant to Section 4 shall be settled by payment of one Share. The Participant shall receive payment of his or her earned Performance Shares no later than the fifteenth (15th) day of the third month following the end of the Performance Period (the “Payment Date”), provided that the Participant has been continuously employed by the Company through the end of the Performance Period, until and including the Payment Date.
(b)     Impact of Employment Termination: If the Participant’s employment is terminated during the Performance Period due to death, Disability, or Retirement, or by the Company other than for Cause, then the Participant shall be entitled to be paid a pro rata Award, as determined under this subparagraph (b). The pro rata Award shall equal the product of (x) and (y) where (x) is the Target Award Opportunity and (y) is a fraction, the numerator of which is the number of calendar months that the Participant was employed by the Company during the Performance Period (with any partial month counting as a full month for this purpose) and the denominator of which is the number of months in the Performance Period. Any modification of the FCF Earned Amount made pursuant to Section 4(b) shall not apply to the pro rata Award amount as determined in this paragraph. Any payments shall be made as soon as is practical following such payment determination but no later than the fifteenth (15th) day of the third month following the end of the quarterly reporting period that includes the date of termination of the Participant’s employment.
(c)     Impact of a Change in Control: Subject to Section 23.1 of the Plan, if a Participant (x) has in effect an employment, retention, Change in Control, severance or similar agreement with the Company or any Subsidiary or (y) is subject to a policy or plan of the Company or any Subsidiary that, in the case of either (x) or (y), discusses the effect of a Change in Control on a Participant’s Awards, then such agreement, plan or policy shall control. In all other cases, unless provided otherwise by the Committee prior to the date of the Change in Control, in the event of a Change in Control:

(i)    If the Change in Control occurs prior to the end of the Performance Period, the Performance Shares shall be deemed earned as if the Target performance goal was achieved. If the Change in Control occurs after the end of the Performance Period but prior to payment of the Award, the Performance Shares will be earned based on actual performance during the Performance Period.
(ii)    If a Successor so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by a Successor in the Change in Control transaction. If applicable, each Award that is assumed by a Successor shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities that would have been issuable to a Participant upon the consummation of such Change in Control had the Award been earned immediately prior to such Change in Control, and other appropriate adjustments in the terms and conditions of the Award shall be made. Upon the termination of a Participant’s employment with a Successor in connection with or within twenty-four (24) months following the Change in Control for any reason other than an involuntary termination by a Successor for cause or a voluntary termination by the Participant without good reason (as cause and good reason (or analogous terms) are defined by an applicable employment agreement or a change in control plan or policy (including, without limitation, the AAM Change in Control Plan) or, if not applicable, the policies generally applicable to employees of a Successor), all of the Participant’s Awards that are in effect as of the date of such termination shall vest in full as provided in Section 7(c)(i) effective on the date of termination.
(iii)    To the extent a Successor in the Change in Control transaction does not assume the Awards or issue replacement awards as provided in Section 7(c)(ii), then, unless provided otherwise by the Committee, immediately prior to the date of the Change in Control all Awards that are then held by Participants shall be cancelled in exchange for the right to receive a cash payment equal to:
(A)     the product of (x) and (y) where (x) is the number of Performance Shares earned as provided in Section 7(c)(i) and (y) is a fraction, the numerator of which is the number of calendar months that the Participant was employed by the Company during the Performance Period (with any partial month counting as a full month for this purpose) and the denominator of which is the number of months in the Performance Period multiplied by the per share Change in Control price.
Any modification of the FCF Earned Amount made pursuant to Section 4(b) shall not apply to the determination of the Award in the event of a Change in Control. The Committee shall determine the per share Change in Control price paid or deemed paid in the Change in Control transaction. Any payments shall be made as soon as is practical following such payment determination but no later than the fifteenth (15th) day of the third month following the end of the quarterly reporting period that includes the date of the occurrence of a Change in Control.
(d)     Forfeiture. Except as otherwise expressly stated in Sections 7(b) and 7(c), if the Participant’s employment with the Company terminates for any reason prior to the end of the Performance Period, then the Participant shall not be entitled to the payment of any Award hereunder.

(e)     Definitions
(i)     “Change in Control:” For purposes of this Agreement, “Change in Control” means any one of the following:
(A)     Any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act other than the Company or a wholly owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 30% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of Directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or
(B)     As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the Directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of Directors of the Company immediately prior to such transaction; or
(C)     During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period; or
(D)     The stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly owned subsidiary.
Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Section 409A (as defined in Section 20 below), and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in subsections (A), (B), (C) and (D) above, unless such event shall constitute a “change in ownership” or “change in effective control” of, or a change in the ownership of a substantial portion of the assets of the Company under Section 409A.
(ii)     “Disability:” For purposes of this Agreement, “Disability” means either of the following: (a) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees.

(iii)     “Cause:” For purposes of this Agreement, "Cause" means (a) neglect of or willful and continuing refusal of the Participant to perform his or her duties with the Company (other than due to Disability), (b) a breach of any non-competition or "no raid" covenants to which the Participant is subject, (c) engaging in conduct which is demonstrably injurious to the Company, the Company's subsidiaries or affiliates (including, without limitation, a breach of any confidentiality covenant to which the Participant is subject), or (d) a conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude, dishonesty or theft, in each case as determined in the sole discretion of the Company. If an employment agreement between the Company and the Participant is in effect or a change in control plan or policy is in effect in which the Participant participates or to which such Participant is subject (including, without limitation, the AAM Change in Control Plan), "Cause" has the meaning, if any, defined therein.
(iv)     “Retirement:” For purposes of this Agreement, “Retirement” means the Participant’s voluntary resignation at any time (i) after attaining age 65, (ii) after attaining age 55 but prior to age 65 with ten or more years of continuous service with the Company or a Subsidiary or (iii) after attaining age 60 but prior to age 65 with five or more years of continuous service with the Company or a Subsidiary.
8.     Share Delivery. Delivery of any Shares in settlement of the Award shall be by book-entry credit to an account in the Participant’s name established by the Company with its transfer agent.
9.    Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number of Performance Shares subject to this Agreement shall be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.
10.     Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when delivered by the Participant in writing to the Corporate Human Resources Department of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
11.     Shareholder Rights. Prior to the Payment Date, the Participant shall not have any rights as a shareholder of the Company in connection with this Award, unless and until the Shares are distributed to Participant. Following delivery of the Shares upon the Payment Date, the Participant shall have all rights as a shareholder with respect to such Shares.
12.     Dividend Equivalents. The Participant shall not be entitled to any Dividend Equivalents with respect to the Performance Shares to reflect any dividends payable on Common Stock.
13.     No Right to Continued Employment or Further Awards.
(a)     Neither the Plan nor this Agreement shall be construed as (i) giving the Participant any right to continue in the employ of the Company and its Subsidiaries or (iii) giving the Participant any right to be reemployed by the Company and its Subsidiaries following any termination of employment. The termination of employment provisions in this Agreement only apply to the treatment of the Award as specified herein and shall not otherwise affect the Participant’s employment relationship. Nothing contained in this Agreement shall be deemed to constitute or create a contract of employment.
(b)     The Company has granted the Award to the Participant in its sole discretion. The Award does not form part of the Participant’s employment contract, if any. Neither this Agreement nor the Plan confers on the Participant any right or entitlement to receive another Award, or any other similar award at any time in the future or in respect of any future period. The Award does not confer on the Participant any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company's discretion to determine the amount, if any, of the Participant's compensation.
14.    Transferability.
(a)     The Award shall not be transferable other than by will, the laws of descent and distribution, pursuant to a domestic relations order entered by a court of competent jurisdiction or to a Permitted Transferee for no consideration pursuant to the Plan. Any Award transferred to a Permitted Transferee shall be further transferable only by will, the laws of descent and distribution, pursuant to a domestic relations order entered by a court of competent jurisdiction, or, for no consideration, to another Permitted Transferee of the Participant. The Shares delivered to the Participant on the Payment Date shall not be subject to transfer restrictions and shall be fully paid, non-assessable and registered in the Participant’s name.
(b)     Except as set forth in the Plan, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.
15.     Withholding.
(a)     Except as provided in the following sentence, the Company or subsidiary (as applicable) shall have the power and right to deduct, withhold or collect such amounts from the Participant to satisfy any tax, social security contribution, payroll tax or other amount required by law or regulation to be withheld with respect to any taxable event arising in relation to the Performance Shares including by deducting from amounts due to the Participant at any time or by deducting a portion of the Shares having a Fair Market Value (measured as of the Payment Date) sufficient to cover the amount of any applicable federal, state, local and foreign tax withholding obligation from the total Shares earned from the Award. The Participant may elect to satisfy such withholding obligation with respect to the Performance Shares by remitting in advance of the Payment Date an amount sufficient to satisfy such tax withholding obligations. The amount to be withheld may relate to amounts due in more than one jurisdiction and in all cases shall be as determined by the Company or subsidiary in its discretion.
(b)     Regardless of any action by the Company with respect to any or all tax withholding (including social insurance contribution obligations, if any), the Participant acknowledges responsibility for payment of all such taxes and for filing any relevant documentation (including, without limitation, tax returns or reporting statements) that may be required in relation to the Award (including, without limitation, any such documentation related to the holding of shares or any bank or brokerage account, the subsequent sale of shares or the receipt of any dividends). The Company makes no representations regarding the treatment of any tax withholding in connection with the Award. The Company makes no commitment to structure the terms of the Award to reduce or eliminate the Participant’s liability for such tax.

16.     Securities Laws. This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising Participant’s rights under this Agreement. The Committee may impose such restrictions on any Shares acquired by a Participant pursuant to the Award as it may deem necessary or advisable, under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed or traded or any blue sky or state securities laws applicable to such Shares. In addition, the Shares shall be subject to any trading restrictions, stock holding requirements or other policies in effect from time to time as determined by the Committee. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to issue or transfer any Shares pursuant to this Award if to do so violates or is not in compliance with any laws, rules or regulations of the United States or any other state or country having applicable jurisdiction.
17.     Notices. Notice under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive offices of the Company and to the Participant at the address appearing in the records of the Company for the Participant, or to either party at another address that the party designates in writing to the other. Notice shall be effective upon receipt.
18.      Governing Law. The interpretation, performance and enforcement of the Award and this Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall remain in full force and effect.
19.     Award Subject to Plan.
(a)     The Award is granted subject to the Plan and to such rules and regulations the Committee may adopt for administration of the Plan. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Agreement, all of which shall be binding upon the Participant.
(b)     To the extent of any inconsistencies between the Plan and this Agreement, the Plan shall govern. This Agreement and the Plan constitute the entire agreement between the parties regarding the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written, express or implied) that relate to the subject matter hereof.
(c)     The Committee may terminate, amend, or modify or suspend the Plan and amend or modify this Agreement; provided, however, that no termination, amendment, modification or suspension shall materially and adversely affect the Participant’s rights under this Agreement, without the Participant’s written consent.
20.     Section 409A.
(a)     The Award is not intended to provide for a “deferral of compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code and the final rules promulgated thereunder (“Section 409A”) and shall be interpreted and construed in a manner consistent with that intent. If any provision of this Agreement or the Plan causes the Award to be subject to the requirements of Section 409A, or could otherwise cause the Participant to recognize income or be subject to the interest and penalties under Section 409A, then the provision shall have no effect or, to the extent practicable, the

Committee may, in its sole discretion and without the Participant’s consent, modify the provision to (i) comply with, or avoid being subject to Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 20 does not create an obligation of the Company to modify the Plan or this Agreement and does not guarantee that the Award will not be subject to taxes, interest and penalties under Section 409A.
(b)     If a Participant is a “specified employee” as defined under Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).
21.    Recoupment. The Participant’s earned Award shall be subject to any clawback, recoupment or similar policy as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.
22.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. By accepting this Award, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including Merrill.
23.    Personal Data Privacy. The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title and number of Performance Shares for the purpose of implementing, administering and managing the Participant’s Award (the “Data”). The Participant understands that the Data may be transferred to the Company or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or to any third parties is necessary for the Participant’s participation in the Plan. The Participant may view the Data, request information about the storage and processing of Data, request any corrections to Data, or withdraw the consents herein (in any case, without cost to the Participant) by contacting Corporate Human Resources in writing. The withdrawal of any consent by the Participant may affect the Participant’s participation in the Plan. The Participant may contact Corporate Human Resources for further information about the consequences of any withdrawal of consents herein.

24.     Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.
25.     Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Award, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
26.     Signature in Counterparts. If delivered in paper format, this Agreement may be signed in counterparts. Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.
27.     Enforceability. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
28.     Language. If the Participant has been provided with a copy of this Agreement, the Plan or any other document relating to this Award in a language other than English, the English language shall govern in the event of any inconsistency.
29.     Waiver. No failure or delay by the Company to enforce any provision of this Agreement or exercise any right or remedy provided by law shall constitute a waiver of that or any other provision, right or remedy, nor shall it prevent or restrict the further exercise of that or any other provision, right or remedy. No single or partial exercise of such provision, right or remedy shall prevent or restrict the further exercise of that or any other provision, right or remedy.
30.     Foreign Exchange Restrictions. The Participant understands and agrees that neither the Company or its subsidiaries are responsible or liable for (i) any foreign exchange fluctuations between the Participant’s local currency (if applicable) and the United States Dollar (or the selection by the Company or a subsidiary of any applicable foreign exchange rate it may determine in its discretion to be appropriate) that may affect the value of this Award or the calculated income, taxes or other amounts thereunder or any related taxes or other amounts or (ii) any decrease in the value of Shares.
                     AMERICAN AXLE & MANUFACTURING
                        HOLDINGS, INC.

By:    __________________________________
                            Authorized Signatory

Agreed and acknowledged as of the date of grant:

___________________________________
(Participant’s signature)